Exhibit 2.1

CONTRIBUTION AGREEMENT

BY AND AMONG

SUNPOWER ASSETCO, LLC,

8POINT3 OPERATING COMPANY, LLC,

AND

SUNPOWER CORPORATION

Dated as of June 29, 2016

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR	28

4.01 Organization; Qualification	28
4.02 Authority and Power	28
4.03 Valid and Binding Obligation	29
4.04 No Violation or Conflict	29
4.05 Consents and Approvals	29
4.06 No Brokers	29
4.07 Litigation	29
4.08 Investment Intent	29
4.09 Disqualified Person	30
4.10 Limitation of Representations and Warranties	30

ARTICLE V COVENANTS	30

5.01 Conduct of Business Prior to the Closing	30
5.02 Further Assurances	32
5.03 Expenses	32
5.04 Omnibus Agreement Amendment	32
5.05 Credit Support Obligations	32
5.06 Schedule Update	33

ARTICLE VI CONDITIONS TO CLOSING	34

6.01 Conditions to Closing	34

ARTICLE VII SURVIVAL AND INDEMNIFICATION	34

7.01 Survival of Representations, Warranties and Agreements	34
7.02 Indemnification by AssetCo	34
7.03 Indemnification by the Contributor	35
7.04 Liability Limitations	35
7.05 Indemnification Procedures	36
7.06 Certain Indemnification Matters	38
7.07 Parent Guaranty	38

ARTICLE VIII TERMINATION	41

8.01 Termination	41
8.02 Effect of Termination	41

ARTICLE IX TAX MATTERS	41

9.01 Acquired Companies Taxes	41
9.02 Tax Allocation	42
9.03 Tax Cooperation	42
9.04 Tax Indemnification	42
9.05 Transfer Taxes	42
9.06 Survival	43

ARTICLE X MISCELLANEOUS	43

10.01 Parties in Interest	43
10.02 Assignment	43
10.03 Notices	43
10.04 Public Statements	45
10.05 Confidentiality	45
10.06 Waiver; Remedies	45
10.07 Captions	45
10.08 Severability	45
10.09 Governing Law	45
10.10 Consent to Jurisdiction	46
10.11 Entire Agreement	46
10.12 Amendment	47
10.13 Counterparts	47
10.14 ROFO Projects	47

SCHEDULES

AssetCo Disclosure Schedules
Schedule A	First Tranche Project Systems
Schedule B	Second Tranche Project Systems
Schedule 1.1(a)	Knowledge Persons
Schedule 1.1(b)	Permitted Equity Liens
Schedule 1.1(c)	Permitted Liens
Schedule 1.1(d)	Tax Equity Financing
Schedule 3.05	AssetCo Required Consents
Schedule 3.07	Capital Stock
Schedule 3.08(a)	Financial Statements
Schedule 3.10(a)	Real Property
Schedule 3.10(e)	Mineral Rights
Schedule 3.11(b)	Operating Condition
Schedule 3.11(c)	Force Majeure Claims or Delays/COD
Schedule 3.12(a)	Material Contracts
Schedule 3.12(b)	Defaults
Schedule 3.13	Compliance with Laws
Schedule 3.14	Permits
Schedule 3.15	Taxes
Schedule 3.16	Litigation
Schedule 3.18	Insurance
Schedule 3.20(a)	Environmental Matters
Schedule 3.21	Brokers
Schedule 3.22	Regulation
Schedule 3.23	Related Party Transactions
Schedule 3.24	Credit Support Obligations
Schedule 3.25(a)	Intellectual Property
Schedule 5.01(a)	Permitted Interim Actions

EXHIBITS

Exhibit A	-	Form of Omnibus Agreement Amendment
Exhibit B	-	Form of Pledge Supplement

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”), dated as of June 29, 2016 (the “Execution Date”), by and among SunPower AssetCo, LLC, a Delaware limited liability company (“AssetCo”), 8point3 Operating Company, LLC, a Delaware limited liability company (the “Contributor”) and, solely for purposes of agreeing to its obligations set forth in Section 7.07, SunPower Corporation, a Delaware corporation (“Parent Guarantor” or “SunPower” and, together with AssetCo and the Contributor, each a “Party” and collectively, the “Parties”).  Capitalized terms used herein shall have the meanings set forth in Article I hereof.

RECITALS

WHEREAS, AssetCo owns one hundred percent (100%) of the limited liability company interests in, and is the sole member of SunPower Commercial III Class B, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company owns one hundred percent (100%) of the Class B limited liability company interests in, and is a member of, SunPower Commercial Holding Company III, LLC, a Delaware limited liability company (the “Project Holding Company”);

WHEREAS, the Project Holding Company owns one hundred percent (100%) of the limited liability company interests in, and is the sole member of, Northstar Macys Maryland 2015, LLC, a Delaware limited liability company (the “Project Company”);

WHEREAS, the Project Company owns and controls the roof-mounted solar photovoltaic systems identified on Schedule A (the “First Tranche Project”) and identified on Schedule B (the “Second Tranche Project” and together with the First Tranche Project, the “Project”), with an aggregate system size of approximately 6.277 MW (DC) being installed at certain Macy’s department stores in Maryland;

WHEREAS, the Contributor desires to cause 8point3 OpCo Holdings, LLC, a Delaware limited liability company (“8point3 OpCo Holdings”), to contribute the Cash Contribution (as defined below) to the Company and, in exchange therefor, AssetCo desires to cause the Company to issue to 8point3 OpCo Holdings the Class B Interests (as defined below), each on the terms and conditions set forth in this Agreement; and

WHEREAS, (a) the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of 8point3 General Partner, LLC, a Delaware limited liability company (the “General Partner”), and the general partner of 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), the managing member of the Contributor, has, based on the belief of the members of the Conflicts Committee that the consummation of the transactions contemplated hereby on the terms and conditions set forth in this Agreement are in the best interests of the Partnership Group (as defined in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 24, 2015 (the “Partnership Agreement”)), unanimously approved the transactions contemplated hereby and such approval constituted “Special Approval” for purposes of the Partnership Agreement, (b) the Conflicts Committee has unanimously recommended that the Board of Directors approve the transactions contemplated hereby, and (c) subsequently, the Board of Directors has approved the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement each hereby agrees as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions.  In this Agreement (including the Preamble and Recitals hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“8point3 Entities” means the Partnership and its Subsidiaries.

“8point3 OpCo Holdings” has the meaning set forth in the Recitals.

“Acquired Assets” has the meaning set forth in Section 3.11(a).

“Acquired Companies” means the Company, the Project Holding Company and the Project Company.

“Action” means any action, notice, claim, suit, arbitration, investigation, information, audit, request or proceeding by or before any arbitrator, court, or other Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, AssetCo and its Affiliates will not be deemed to be Affiliates of the 8point3 Entities hereunder, and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Company LLC Agreement” has the meaning set forth in Section 2.04(a).

“AssetCo” has the meaning set forth in the Preamble.

“AssetCo Disclosure Schedule” means the disclosure schedule prepared and delivered by AssetCo to the Contributor as of the Execution Date.

“AssetCo Group” has the meaning set forth in Section 7.03.

“AssetCo Indemnified Taxes” means (i) all Tax liabilities attributable to the ownership, management and operation of the Acquired Companies or the ownership and operation of the Acquired Assets or the Business and incurred on or prior to the Execution Date (as determined under Section 10.02), including (a) any such Tax liabilities of AssetCo and its Affiliates

(including the Acquired Companies and the Contributor) that may result from the consummation of the transactions contemplated by this Agreement, (b) any such Tax liabilities arising under Treasury Regulations Section 1.1502-6 and any similar provisions of state, local or foreign Law, by contract, as successor, transferee or otherwise, or which are attributable to having been a member of a consolidated, combined or unitary group, and (c) any Tax imposed on the Acquired Companies or the Contributor that results from the business or operation of any other Affiliate of AssetCo.

“AssetCo Material Adverse Effect” means a Material Adverse Effect with respect to the Acquired Companies, taken as a whole, or a material adverse effect on the ability of AssetCo or its Affiliates to consummate the transactions contemplated by the Transaction Documents or to perform its material obligations under the Transaction Documents.

“AssetCo Party” has the meaning set forth in Section 3.01.

“AssetCo Specified Representations” means those representations and warranties made in Sections 3.01 (Organization; Qualification), 3.02 (Authority and Power), 3.03 (Valid and Binding Obligation), 3.06 (Issuance of Class B Interests), 3.07 (Capital Stock) and 3.21 (No Brokers).

“Balance Sheet” has the meaning set forth in Section 3.08(a).

“Board of Directors” has the meaning set forth in the Recitals.

“Business” means the business of the Acquired Companies on the Execution Date.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Cash Contribution” has the meaning set forth in Section 2.01(a).

“Cash Grant” means any payment for specified energy property in lieu of tax credits under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, as amended, or any successor provision.

“Charter Documents” means, with respect to any Person, all charter, organizational and other documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and its by-laws; (b) in respect of a general partnership, its statement of partnership existence, if any, and its partnership agreement; (c) in respect of a limited partnership, its certificate of limited partnership and its partnership agreement; and (d) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.

“Class A Interests” means 100% of the class A limited liability company interests of the Company.

“Class B Interests” means 100% of the class B limited liability company interests of the Company.

“Closing” has the meaning set forth in Section 2.03.

“Closing Certificate” has the meaning set forth in Section 2.04(b)

“Closing Date” has the meaning set forth in Section 2.03

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commercial Operation Date” means the date on which all of the solar generation systems within each of the First Tranche Project and the Second Tranche Project have achieved substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of each of the First Tranche Project or the Second Tranche Project) under each construction contract for the construction of the Project and has achieved commercial operation or similar milestone under each interconnection agreement and each power purchase agreement, lease or hedging agreement pursuant to which either the First Tranche Project or the Second Tranche Project delivers or transmits Electricity from such Project.

“Company” has the meaning set forth in the Recitals.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Consent” means a consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, including a consent, notification or waiver as may be required by any Person to acquire, own, lease or occupy land.

“Contract” means any contract, agreement, license, guarantee, purchase order, sales order, lease (including leases of real and personal property), indenture, promissory note, evidence of Indebtedness, mortgage or instrument of any nature.

“Contribution” has the meaning set forth in Section 2.01(b).

“Contributor” has the meaning set forth in the Preamble.

“Contributor Group” has the meaning set forth in Section 7.02.

“Contributor Material Adverse Effect” means a Material Adverse Effect on the ability of the Contributor or its Affiliates to consummate the transactions contemplated by the Transaction Documents or to perform its obligations under the Transaction Documents to which the Contributor or its Affiliates is a party.

“Contributor Specified Representations” means those representations and warranties made in Sections 4.01 (Organization; Qualification), 4.02 (Authority and Power), 4.03 (Valid and Binding Obligation) and 4.06 (No Brokers).

“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of June 5, 2015, as amended by the First Amendment and Consent dated April 6, 2016, among the Contributor, the Partnership, certain Subsidiaries of the Contributor, as guarantors, various lenders, Credit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, and Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners, and Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A., as co-syndication agents, and Goldman Sachs Bank USA and Citibank, N.A., as co-documentation agents.

“Damages” means losses, Liabilities, claims, damages, payments, charges, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, fines, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto, and out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses incurred in defending against any such Actions); provided that Damages shall not include any special, exemplary, incidental, consequential, indirect or punitive losses or damages, except to the extent any of the foregoing shall be payable pursuant to a Third Party Claim.

“De Minimis Claim” has the meaning set forth in Section 7.04(a).

“Deductible Amount” has the meaning set forth in Section 7.04(a).

“Default” has the meaning set forth in Section 3.04.

“Delaware Courts” has the meaning set forth in Section 11.10.

“Disqualified Person” means (a) a “tax-exempt entity” (unless such Person would be subject to tax under Section 511 of the Code on all income from the company) or “tax-exempt controlled entity” (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) as those terms are defined in Section 168(h) of the Code; (b) a Person described in Section 50(b)(3) (unless such Person would be subject to tax under Section 511 of the Code on all income from the company), Section 50(b)(4) or Section 50(d) of the Code; (c) an entity described in paragraph (4) of Section 54(j) of the Code; or (d) any partnership or other pass-through entity (including a single-member disregarded entity) any direct or indirect partner of which (or other direct or indirect holder of an equity or profits interest) is described in clauses (a) through (c) above, unless such Person holds its interest in the partnership or other pass-through entity indirectly through an entity taxable as a corporation for U.S. federal income tax purposes, other than (i) a “tax-exempt controlled entity” as defined in Section 168(h) (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) or (ii) a corporation with respect to which the rules of Section 50(d) would apply.

“Electricity” means electric energy, measured in kilowatt hours.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, Liens, notices of violations or complaints by any Person based upon, alleging, asserting, or claiming any (a) violation of any Environmental Law, or (b) Liabilities under any

Environmental Law for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release or threatened Release of, or any exposure of any Person to, any Hazardous Substances.

“Environmental Laws” means any Law pertaining to pollution, the protection, restoration, or remediation of the environment or natural resources (including the protection of wildlife and sensitive environmental areas), or protection of human health or safety, including Laws relating to:  (a) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (b) the generation, manufacture, processing, distribution, use treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permits” means Permits required under any Environmental Law.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that is or ever was treated as a single employer together with such Person under Section 414 of the Code or is or ever was part of a “controlled group” or is or ever was under “common control” with such Person under Section 4001(a)(14) of ERISA.

“EWG” means an “exempt wholesale generator” under PUHCA.

“Execution Date” has the meaning set forth in the Preamble.

“FERC” means the United States Federal Energy Regulatory Commission.

“Financial Projections” means the Project Model provided to the Conflicts Committee pursuant to Section 6.6 of the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of June 24, 2015.

“First Solar” means First Solar, Inc., a Delaware corporation.

“First Tranche Project” has the meaning set forth in the Recitals.

“FPA” means the Federal Power Act, as amended, including the implementing regulations adopted by FERC thereunder.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Partner” has the meaning set forth in the Recitals.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market), in each case, that has jurisdiction or authority with respect to the applicable Party or the Project.

“Guaranteed Obligations” has the meaning set forth in Section 7.07(a).

“Hazardous Substance” means (a) asbestos, asbestos containing materials, urea formaldehyde foam, flammable explosives, radon gas and polychlorinated biphenyls; (b) petroleum, petroleum hydrocarbons, petroleum products, natural gas, crude oil, and any components, fractions, or derivatives thereof; (c) any material, substance, chemical or waste (or combination thereof) that is defined, listed or identified as hazardous, toxic, a pollutant, or a contaminant, radioactive, or words of similar meaning or effect under any Environmental Law; or (d) any other material, substance, chemical or waste (or combination thereof) that can form the basis for any Liability under any Environmental Law.

“Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Indebtedness” of any Person at any date means, without duplication, all obligations and indebtedness of that Person as of that date (a) for borrowed money (other than trade debt and other accrued current liabilities or obligations incurred in the ordinary course of business); (b) evidenced by a note, bond, debenture or similar instrument; (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property; (d) under letters of credit, banker’s acceptances or similar credit transactions; (e) under interest rate protection agreements or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person (excluding power purchase and sales agreements); (f) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise; (g) for interest on any of the foregoing and (h) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnified Party” means any Person within the definition of the AssetCo Group or the Contributor Group that may seek indemnification under this Agreement.

“Indemnifying Party” means a Person against which indemnification may be sought under this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means all intellectual property rights, however denominated, throughout the world, whether or not registered, including the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, Internet domain names, business names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, patent applications, and any related reissuances, renewals, reexaminations, extensions, continuations, continuations-in-part, divisionals and substitutions thereof and (d) trade secrets and confidential and proprietary information, including confidential and proprietary ideas, technology, inventions, invention disclosures, discoveries, improvements, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intellectual Property Licenses” means all Contracts under which there is (i) a grant to a third Person of any license or other right to use any of the Intellectual Property owned by the Acquired Companies or (ii) a grant to the Acquired Companies of a license or other right to use a third Person’s Intellectual Property which is necessary for the use of any Intellectual Property currently used by or that will be required to be used by the Acquired Companies after the Closing, which is not owned by the Acquired Companies.

“Interim Period” has the meaning set forth in Section 5.01(a).

“Knowledge” means the actual knowledge of each individual listed in Schedule 1.1(a) of the AssetCo Disclosure Schedule after due inquiry.

“Laws” means any applicable (a) laws, statutes, rules, regulations, statutory rules, orders, judgments, ordinances, codes, injunctions, decrees or other legally enforceable requirements of any Governmental Entity in effect at such time or (b) rules of common law or terms and conditions of any Permit.

“Leased Real Property” has the meaning set forth in Section 3.10(a)(ii).

“Liability” means any and all Indebtedness, liabilities and obligations of any nature whatsoever, whether known or unknown, direct or indirect, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, or due or to become due, whenever or wherever arising.  For the avoidance of doubt, any Liabilities arising in connection with an obligation to pay a Tax shall include any interest and penalties associated therewith.

“Lien” means any lien (including environmental and tax liens), security interest, pledge, encumbrance, claim, restriction on voting, hypothecation, option, profits or participation interests, preferential purchase right, restrictive covenant, right of first refusal, preemptive right, community property interest, mortgage, charge, title retention agreement or other encumbrance of any nature whatsoever.

“Material Adverse Effect” means, with respect to any given Person, any actual change, event or effect that, individually or in the aggregate, together with other actual changes, events or effects, has had or would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person;

provided, however, a Material Adverse Effect shall not include any effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person to the extent arising out of or attributable to (a) changes in the general state of the industries in which such Person operates to the extent that such changes would have the same general effect on companies engaged in such industries, (b) changes in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, in each case to the extent that such changes would have the same general effect on companies engaged in the same lines of business as those conducted by such Person, (c) changes in GAAP or the interpretation thereof or changes in Law or the interpretation or enforcement thereof, (d) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such Person, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by such Person, or (e) the failure by such Person or any of its Affiliates to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contract” has the meaning set forth in Section 3.12(a).

“MBR Authority” means, with respect to any Person, an order of FERC (a) authorizing such Person to sell electric capacity, energy and ancillary services at wholesale at market-based rates, (b) accepting such Person’s market-based rate tariff for filing without condition or modification that reasonably could be expected to result in a material adverse effect on such Person, and (c) granting such Person waivers and blanket authorizations customarily granted to holders of market-based rate authority, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA and FERC’s regulations thereunder.

“Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement, dated as of April 6, 2016, by and among the Contributor, the Partnership, the General Partner, Holdings, First Solar and SunPower, as heretofore amended.

“Omnibus Agreement Amendment” means Amendment No. 1 to the Omnibus Agreement, among the Contributor, the Partnership, the General Partner, Holdings, First Solar and SunPower, to be entered within ten (10) Business Days of the Closing Date, substantially in the form of Exhibit A hereto.

“Order” means any judgment, decision, order, writ, charge, injunction, stipulation, ruling, decree or award of a Governmental Entity.

“Overdue Obligation” has the meaning set forth in Section 7.07(b).

“Owned Real Property” has the meaning set forth in Section 3.10(a)(i).

“Parent Guarantor” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Recitals.

“Partnership Agreement” has the meaning set forth in the Recitals.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payment Demand” has the meaning set forth in Section 7.07(b).

“Permits” means written permits, licenses, certificates, franchises, registrations, exemptions, authorizations, variances, consents and approvals obtained from any Governmental Entity.

“Permitted Equity Liens” means (a) restrictions on transfer imposed by applicable securities Laws, (b) with respect to the Class B Interests, restrictions on transfer set forth in the Charter Documents of the Company, (c) with respect to the Equity Interests in the Project Holding Company, restrictions on transfer set forth in the Charter Documents of such Project Holding Company, (d) with respect to the Equity Interests in the Project Company, restrictions on transfer set forth in the Charter Documents of such Project Company, (e) Liens that arise as the result of any Tax Equity Financing and (f) those matters set forth in Part I of Schedule 1.1(b) of the AssetCo Disclosure Schedule.

“Permitted Interim Actions” has the meaning set forth in Section 5.01(a).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which in each case appropriate reserves in accordance with GAAP have been recorded on the Balance Sheet; (b) mechanics’, materialmens’ or other similar Liens arising in the ordinary course of business for sums that are not yet due and payable or for which adequate reserves have been taken on the Balance Sheet; (c) other Liens arising in the ordinary course of business for sums that are immaterial in amount to the Acquired Companies and not yet due and payable and do not materially detract from the value of or materially impair the existing or contemplated use of the property affected by such Lien; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities that do not, in each case, materially detract from the value or materially impair the existing or contemplated use of the land or other property affected by such restrictions or regulations; (e) any matters of record that are not material in amount to the affected Acquired Company and do not materially detract from the value of or materially impair or inhibit the existing or contemplated use or operation of the property affected by such Lien; (f) customary set-off and similar netting arrangements in favor of banks in connection with deposit accounts, security accounts and similar banking arrangements arising in the ordinary course of business; (g) those matters set forth on Schedule 1.1(c) of the AssetCo Disclosure Schedule and (h) any Permitted Equity Lien.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Governmental Entity or political subdivision thereof or other entity.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock, stock or cash award, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post-

retirement, accident, disability, worker’s compensation or other insurance, severance, separation, change of control, employment or other employee benefit plan, practice, policy, agreement or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pledge and Security Agreement” has the meaning set forth in the Credit Agreement.

“Pledge Supplement” means a supplement to the Pledge and Security Agreement, to be entered into by the Company, substantially in the form of Exhibit B hereto.

“Project” has the meaning set forth in the Recitals.

“Project Company” has the meaning set forth in the Recitals.

“Project Holding Company” has the meaning set forth in the Recitals.

“Project Model” means the financial model for the Project, as transmitted by email from Natalie Jackson to Thomas O’Connor, on June 28, 2016 at 1:59 p.m. (Pacific time).

“Project Permits” has the meaning set forth in Section 3.14(a).

“Project Tax Credit” means the investment tax credit under Section 48 of the Code and the production tax credit under Section 45 of the Code.

“Prudent Solar Industry Practice” means those practices, methods, and acts that a nationally recognized owner, developer or operator of projects of good standing, at a particular time, in the exercise of prudent judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have taken to accomplish the desired result in a manner consistent with law, regulation, permits, codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection, economy, and expedition. “Prudent Solar Industry Practice” does not necessarily mean the best practice, method, or standard of care, skill, safety and diligence in all cases, but is instead intended to encompass a range of acceptable practices, methods and standards.

“PUHCA” means the Public Utility Holding Company Act of  2005, and FERC’s regulations and orders thereunder.

“Real Property Interests” has the meaning set forth in Section 3.10(d).

“Recoveries” has the meaning set forth in Section 7.06(d).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents and other representatives, including legal counsel, accountants and consultants.

“ROFO Agreement” has the meaning set forth in Section 11.14.

“Second Tranche Project” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Specified Representations” means each of the AssetCo Specified Representations and the Contributor Specified Representations, as the context may require.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has the power to elect or direct the election of a majority of the directors or other governing body of such Person or (ii) is a managing member or sole or controlling member.

“SunPower” has the meaning set forth in the Preamble.

“Support Obligations” has the meaning set forth in Section 3.24.

“Tax” or “Taxes” shall mean any federal, state, local or foreign taxes and other taxes, charges, fees, duties, levies or other assessments, imposts, deductions, withholdings, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, leasing, fuel, and utility taxes, unclaimed property or escheat obligations, or other governmental charges of any kind whatsoever, that are imposed by any Governmental Entity of any country or political subdivision of any country, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Equity Financing” means those transactions described in Schedule 1.1(d) of the AssetCo Disclosure Schedule.

“Tax Equity Investor” means PNC Commercial, LLC.

“Tax Returns” means any return, report, declaration, information return, statement, property Tax rendition, or other document filed or required to be filed with any Governmental Entity (including any schedule, appendix or attachment thereto, and including any amendment thereof) in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Termination Date” has the meaning set forth in Section 8.01(c).

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction” has the meaning set forth in Section 2.02.

“Transaction Documents” means this Agreement and the Amended and Restated Company LLC Agreement.

“Transfer Taxes” has the meaning set forth in Section 10.05.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

1.02 Construction; Interpretation.  Except where expressly provided or unless the contract otherwise necessarily requires, in this Agreement:

(a) Reference to a given Article, Section, clause or Exhibit is a reference to an Article, Section, clause or Exhibit of this Agreement, unless otherwise specified.  The Exhibits and Schedules attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof.  The terms “hereof”, “herein”, “hereunder” and “herewith” refer to this Agreement as a whole (including the AssetCo Disclosure Schedule, the Exhibits and Schedules).

(b) The AssetCo Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the AssetCo Disclosure Schedule relates; provided, that any fact or item that is disclosed in any section of the AssetCo Disclosure Schedule that is reasonably apparent on its face, upon a reading of the disclosure together with the corresponding representation or warranty and without any independent knowledge on the part of the reader regarding the matter disclosed, to qualify another representation or warranty of AssetCo shall be deemed also to be disclosed in the other sections of the AssetCo Disclosure Schedule notwithstanding the omission of any appropriate cross-reference thereto.  Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in a disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or could reasonably be expected to have an AssetCo Material Adverse Effect.

(c) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) all references to “days” means calendar days, (iv) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis.

(d) If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(e) Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any Law, any successor Law.

(f) Reference to a Person includes its predecessors, successors and permitted assigns.  Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The word “or” shall not be exclusive.

(h) Amounts calculated or determined under this Agreement shall be without double-counting.

(i) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

(j) The term “made available” and words of similar import means that the relevant documents, instruments or materials were posted and made available to the other Party on the SunPower Corporation ShareFile due diligence data site maintained by SunPower for the purpose of the transactions contemplated by this Agreement, prior to the date hereof.

ARTICLE II

CONTRIBUTION; CLOSING

2.01 Contribution.

(a) On the terms and conditions set forth herein, on the Closing Date, the Contributor hereby agrees to cause 8point3 OpCo Holdings to contribute $12,000,000 in cash (the “Cash Contribution”) to the Company.

(b) In exchange for the Cash Contribution, AssetCo shall cause the Company to issue 100% of the Class B Interests to 8point3 OpCo Holdings, free and clear of all Liens, other than Permitted Equity Liens (clauses (a) and (b), together, the “Contribution”).

2.02 Recapitalization.  Simultaneously with the Contribution, AssetCo shall cause the Company to recapitalize the interests held by AssetCo in the Company into 100% of the Class A Interests and to distribute $6,352,211.43 to AssetCo (collectively with the Contribution, the “Transaction”).

2.03 Closing.  The closing of the Transaction (the “Closing”) shall be held at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002, at 10:00 a.m., local time on the first Business Day after June 30, 2016 on which the conditions set forth in Section 6.01 have been satisfied, or such other place, date and time as may be mutually agreed upon by the parties hereto (the “Closing Date”).

2.04 Closing Deliveries of AssetCo.  At the Closing, AssetCo will deliver, or cause to be delivered, the following to the Contributor:

(a) a counterpart to the Amended and Restated Limited Liability Company Agreement of the Company (the “Amended and Restated Company LLC Agreement”), duly executed by AssetCo; and

(b) a certificate, dated as of the Closing Date (the “Closing Certificate”), which certificate shall be validly executed on behalf of AssetCo, which: (A) remakes the representations and warranties of AssetCo set forth in Article III as of the Closing Date (except for such representations and warranties made as of another stated date, which shall be true and correct as of such date) as if made on the Closing Date and (B) certifies that the covenants and agreements of AssetCo to be performed or complied with pursuant to this Agreement, at or prior to the Closing, shall have been duly performed and complied with in all material respects.

2.05 Closing Deliveries of the Contributor.  At the Closing, the Contributor will deliver, or cause to be delivered, the following to AssetCo:

(a) the Cash Contribution to the Company by wire transfer(s) of immediately available funds to account(s) specified by the Company;

(b) a counterpart to the Amended and Restated Company LLC Agreement, duly executed by 8point3 OpCo Holdings; and

(c) a Pledge Supplement, duly executed by the parties thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ASSETCO

AssetCo hereby represents and warrants to the Contributor as follows as of the Execution Date:

3.01 Organization; Qualification.

(a) Each of AssetCo and the Acquired Companies (each, an “AssetCo Party”) has been duly formed and is validly existing and in good standing as a limited liability company under the Laws of the State of Delaware with all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted; except, in the case of AssetCo, where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have an AssetCo Material Adverse Effect.

(b) Each AssetCo Party is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an AssetCo Material Adverse Effect.

(c) AssetCo has heretofore made available to the Contributor complete and correct copies of the Charter Documents of each Acquired Company.

3.02 Authority and Power.  AssetCo (a) has all requisite limited liability company power and authority to execute and deliver each of the Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents.

3.03 Valid and Binding Obligation.

(a) This Agreement has been duly and validly executed and delivered by AssetCo and, assuming this Agreement has been duly and validly authorized, executed and delivered by the Contributor, constitutes a legal, valid and binding obligation of AssetCo, enforceable against AssetCo in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(b) The Amended and Restated Company LLC Agreement will be duly and validly executed and delivered by AssetCo and, upon execution and delivery thereof, and assuming the Amended and Restated Company LLC Agreement has been duly and validly authorized, executed and delivered by the Contributor and any Affiliates of the Contributor party thereto, will constitute a legal, valid and binding obligation of AssetCo, enforceable against AssetCo in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

3.04 No Violation or Conflict.  Except as set forth on Schedule 3.05 of the AssetCo Disclosure Schedule, none of the execution, delivery or performance of the Transaction Documents by AssetCo, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter Documents of any AssetCo Party, (b) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material Lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration (any or all of the foregoing, a “Default”) under any material Permit or Contract to which any AssetCo Party is a party or by which any of their respective properties are bound or (c) contravene, in any material respect, any material Law.

3.05 Consents and Approvals.  Schedule 3.05 of the AssetCo Disclosure Schedule sets forth each material Consent of, with or to any Governmental Entity or other Person that is required to be obtained or made by or with respect to any AssetCo Party in connection with (i) the execution and delivery of the Transaction Documents, or (ii) the consummation of the transactions contemplated hereby or thereby and each such Consent has been obtained, waived or the time for asserting such right has expired.

3.06 Issuance of Class B Interests.  The delivery by AssetCo of this Agreement, duly executed by AssetCo and the Contributor, and the Amended and Restated Company LLC Agreement, duly executed by AssetCo and 8point3 OpCo Holdings, will cause the Company to issue 100% of the Class B Interests to 8point3 OpCo Holdings free and clear of any Liens (other than Permitted Equity Liens), and admit 8point3 OpCo Holdings as a member of the Company, immediately upon Closing.

3.07 Capital Stock.

(a) Other than the Project Holding Company and the Project Company, the Company has no Subsidiaries and does not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person.  Except for Permitted Equity Liens and as otherwise set forth on Schedule 3.07 of the AssetCo Disclosure Schedule, there are no outstanding Liens relating to the Class B Interests, and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which AssetCo or the Company is, or may be, obligated to sell, issue or acquire any Class B Interests.  Except as set forth on Schedule 3.07, no Class B Interests are represented by any certificate or other instrument.

(b) Other than the Project Company, the Project Holding Company has no Subsidiaries and does not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person.  Except for Permitted Equity Liens and as otherwise set forth on Schedule 3.07 of the AssetCo Disclosure Schedule, there are no outstanding Liens relating to the Equity Interests in the Project Holding Company (other than Liens on those Equity Interests not owned by the Company), and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which the Company or the Project Holding Company is, or may be, obligated to sell, issue or acquire any Equity Interests in the Project Holding Company.  Except as set forth on Schedule 3.07, no Equity Interests in the Project Holding Company are represented by any certificate or other instrument.

(c) The Project Company has no Subsidiaries and does not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person.  Except for Permitted Equity Liens and as otherwise set forth on Schedule 3.07 of the AssetCo Disclosure Schedule, there are no outstanding Liens relating to the Equity Interests in the Project Company, and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which the Project Holding Company or the Project Company is, or may be, obligated to sell, issue or acquire any Equity Interests in the Project Company.  Except as set forth on Schedule 3.07, no Equity Interests in the Project Company are represented by any certificate or other instrument.

(d) At the time of the issuance of the Class B Interests, the Class B Interests will not be subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of the Class B Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 3.07 of the AssetCo Disclosure Schedule.  Upon execution of the Amended and Restated Company LLC Agreement by AssetCo and 8point3 OpCo Holdings, the Class B Interests will be duly authorized for issuance to 8point3 OpCo Holdings pursuant to the Amended and Restated Company LLC Agreement and, when issued and delivered by the Company pursuant to the Amended and Restated Company LLC Agreement against payment of the Cash Contribution, will be validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights, rights of first refusal or similar rights. AssetCo is the sole member of the Company immediately prior to the Closing.

(e) The Equity Interests in Project Holding Company (other than such Equity Interests not directly or indirectly owned by the Company) are not subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such Equity Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 3.07 of the AssetCo Disclosure Schedule.  The Equity Interests in Project Holding Company were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights and the Company, the Tax Equity Investor and SunPower Capital Services, LLC are the only members of the Project Holding Company immediately prior to the Closing.

(f) The Equity Interests in the Project Company are not subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such Equity Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 3.07 of the AssetCo Disclosure Schedule.  The Equity Interests

in the Project Company were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights and the Project Holding Company is the sole member of the Project Company immediately prior to the Closing.

3.08 Financial Statements.

(a) Set forth on Schedule 3.08(a) of the AssetCo Disclosure Schedule is a true and complete copy of the unaudited pro forma balance sheet of the Acquired Companies prepared on a consolidated basis as of May 29, 2016 (the “Balance Sheet”).

(b) Except as set forth therein, the Balance Sheet (i) presents fairly in all material respects the consolidated financial position of the Acquired Companies, at the date set forth therein in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except that the Balance Sheet has been prepared without footnotes and is subject to normal year-end adjustments, which are not expected to be material either individually or in the aggregate, and (ii) has been prepared from, is in accordance with and accurately reflects, the books and the accounting and financial records of the Acquired Companies covered by such Balance Sheet, which books and records are accurate and complete in all material respects.

3.09 Undisclosed Liabilities.  Except for (a) liabilities or obligations that are reflected on or reserved against on the Balance Sheet, to the extent so reflected or reserved thereon, (b) liabilities or obligations incurred in the ordinary course of business after the date of the most recent Balance Sheet, or (c) liabilities of the Acquired Companies that, individually or in the aggregate, are not material to the Acquired Companies, taken as a whole, the Acquired Companies do not have any liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP.

3.10 Real Property.

(a) Schedule 3.10(a) of the AssetCo Disclosure Schedule sets forth a true, correct and complete list of the following:

(i) all real property owned in fee by the Acquired Companies (“Owned Real Property”); and

(ii) all real property (A) leased or subleased to the Acquired Companies or (B) subject to other leasehold interests, easements, air rights and rights-of-way appertaining or related thereto, or other similar interest in real property in favor of the Acquired Companies (all such real property together with all buildings and other improvements thereon, “Leased Real Property”).

(b) The agreements pursuant to which the Leased Real Property is leased by the Project Company are in full force and effect and enforceable against the Acquired Companies, and to AssetCo’s Knowledge, each other party thereto in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or affecting the enforcement of creditor’s rights in general and by general principles of equity) and there are no defaults by the Acquired Companies, nor to

AssetCo’s Knowledge, any other party to such agreements, and the Acquired Companies have not received any notice of termination with respect to any such agreements.

(c) The Acquired Companies have good, marketable and indefeasible fee title to the Owned Real Property owned by it, subject to no Liens other than Permitted Liens.  The Acquired Companies have a valid and subsisting leasehold or subleasehold estate in, and the right to make use of, the Leased Real Property subject to the terms and conditions of the applicable lease or sublease agreement and subject to no Liens other than Permitted Liens. No Acquired Company has granted any assignment, lease, license, sublease, easement, concession, option or other agreement granting to any Person the right to possess, use, control, or occupy the Real Property Interests or any portion thereof except as would not, individually or in the aggregate, reasonably be expected to materially impair the use or operation of the Project.

(d) With respect to the Owned Real Property and Leased Real Property (collectively, the “Real Property Interests”), neither AssetCo nor its Affiliates nor any Acquired Company has received any written notice of any material appropriation, condemnation or like proceeding, or of any material violation of any applicable zoning or land use law, regulation or rule or other law, order, regulation, rule or requirement relating to or affecting any of the Real Property Interests.

(e) Except as set forth in Schedule 3.10(e) of AssetCo Disclosure Schedule:

(i) there are no existing severed or other mineral rights affecting the Real Property Interests that, if exercised, could materially and adversely affect the development, construction, ownership, operation, use or management of the Project;

(ii) neither AssetCo nor its Affiliates nor any Acquired Company has received any written notice of any mining, mineral or water extraction or development projects under construction or for which Permits are currently being obtained, located, or planned to be located on or under the properties constituting the Real Property Interest, or any portion thereof, which would materially and adversely affect the Project; and

(iii) no portion of the Project encroaches on property outside the boundaries of the Real Property Interests without the written consent of the owner of that property.

3.11 Personal Property; Sufficiency of Assets.

(a) Other than with respect to Intellectual Property, which is addressed in Section 3.25, the Acquired Companies own and have good and marketable title to, or, in the case of leased assets, a valid and marketable leasehold interest in, or, in the case of licensed assets, a valid license to, any and all material equipment, facilities and other tangible and intangible assets and rights used by or held for use by or in connection with the Business as currently conducted (the “Acquired Assets”), free and clear of any Liens, other than Permitted Liens.

(b) The tangible Acquired Assets have been maintained in accordance with Prudent Solar Industry Practices.  Except as set forth on Schedule 3.11(b) of the AssetCo Disclosure Schedule, and except for equipment, facilities and tangible personal property that is entitled to be repaired, replaced or otherwise remediated (to the extent that such repair, replacement or other remediation is reasonably expected to be less than $25,000) under an existing manufacturers’ warranty or other contractual warranty which remains in effect, the tangible Acquired Assets that are material to the Project, taken as a whole, are in good repair and proper operating condition (ordinary wear and tear excepted).

(c) Except as set forth on Part I of Schedule 3.11(c) of the AssetCo Disclosure Schedule, there are no written force majeure claims or, to AssetCo’s Knowledge, no delays in completing either the First Tranche Project or the Second Tranche Project that are reasonably likely to result in the Commercial Operation Date for such Project failing to occur prior to the date set forth for such Project on Part II of Schedule 3.11(c) of the AssetCo Disclosure Schedule or in an AssetCo Material Adverse Effect.

(d) The Acquired Assets and the Real Property Interests, taken as a whole, constitute all of the material assets (other than Intellectual Property, which is addressed in Section 3.25) the use or benefit of which are reasonably necessary and sufficient for the operation of the Business as currently conducted.

3.12 Contracts.

(a) Schedule 3.12(a) of the AssetCo Disclosure Schedule sets forth a true and complete list of all of the following Contracts to which any Acquired Company is a party or by which any Acquired Company or its properties or other assets are otherwise bound (each, a “Material Contract”):

(i) loan agreements, credit agreements, sale-leaseback agreements, security agreements, indentures and other Contracts that provide for (A) the borrowing of moneys by or extensions of credit to any Acquired Company by any other Person, (B) the guaranty by any Acquired Company of obligations in respect of the borrowings of money by or extensions of credit to any other Person, (C) the guaranty by AssetCo or any of its Affiliates (other than any Acquired Company) of obligations of any Acquired Company or (D) reimbursement agreements relating to guarantees;

(ii) commodity, currency or interest rate hedge, exchange or similar agreements;

(iii) partnership, shareholder, joint venture, joint development or limited liability company agreements or other agreements setting forth arrangements between the members or partners thereto;

(iv) power purchase, sale or exchange agreements (including sales of capacity, energy, ancillary services or related attributes or renewable energy credits or renewable attributes);

(v) (A) electricity interconnection agreements and (B) transmission agreements;

(vi) (A) engineering, procurement and construction agreements, (B) equipment supply agreements, (C) warranty agreements and performance guarantee agreements and (D) operation and maintenance agreements;

(vii) labor agreements, collective bargaining agreements or similar agreements with any union, works council or similar body;

(viii) non-competition, non-interference, non-solicitation, exclusivity or similar agreements which restrict the ability of any Acquired Company to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, in any market, field or territory;

(ix) agreements (other than either Transaction Document) between (I) SunPower or any of its Affiliates (excluding the Acquired Companies), on the one hand, and (II) any of the Acquired Companies, on the other hand;

(x) leases, subleases and any other material agreements affecting, benefiting, or burdening all or any part of the Real Property Interests;

(xi) agreements subjecting any Acquired Company to any obligation or requirement to provide for or to make any investment in, any Person; and

(xii) any agreement, other than those set forth in the foregoing clauses (i) through (xi), which expressly provides for future payment to or from, or Liabilities of, any Acquired Company of at least $120,000 over the term of such Contract.

(b) Except as set forth on Schedule 3.12(b) of the AssetCo Disclosure Schedule, there is no material default (i) on the part of the Acquired Companies or (ii) to AssetCo’s Knowledge, on the part of any other Person, in each case, under any Material Contract.  Each Acquired Company and, to AssetCo’s Knowledge, each other Person, in each case, has complied in all material respects with, and is in compliance in all material respects with, the provisions of each Material Contract to which it is a party.

(c) Each Material Contract constitutes a legal, valid and binding obligation of the Acquired Company party thereto (and, to AssetCo’s Knowledge, each other Person party thereto), and is in full force and effect and enforceable against the Acquired Company party thereto (and, to AssetCo’s Knowledge, each other Person party thereto) in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity).

(d) Except as set forth on Schedule 3.12(a) of the AssetCo Disclosure Schedule, AssetCo has made available to the Contributor true, complete and correct copies of all Material Contracts (including all written amendments, modifications, extensions and renewals thereof and related notices and agreements thereto).

3.13 Compliance With Laws.  The Acquired Companies are in compliance, in all material respects, with all material Laws.  Except as set forth on Schedule 3.13 of the AssetCo Disclosure Schedule, there are no material investigations by any Governmental Entity pending or, to AssetCo’s Knowledge, threatened against the Acquired Companies or any Acquired Assets and, to AssetCo’s Knowledge, there are no facts or circumstances that will give rise to a material investigation by a Governmental Entity against the Acquired Companies or any Acquired Assets.  Neither AssetCo nor its Affiliates nor any Acquired Company has received any written communication from any Governmental Entity that alleges that any Acquired Company is not in compliance, in any material respect, with any material Law which has not been resolved.

3.14 Permits.

(a) Except as noted on Schedule 3.14 of the AssetCo Disclosure Schedule, (i) the applicable Acquired Companies own or otherwise hold all the material Permits, including Environmental Permits, necessary to enable the Project Company to own, lease or otherwise hold and operate its properties and to carry on its business as currently conducted, including all Permits required to be obtained under Law, including Environmental Law, relating to the development, construction, operation, ownership and maintenance of the Project (the “Project Permits”), (ii) each such Project Permit is valid and in full force and effect, and (iii) no Acquired Company is in material violation of, and, to the Knowledge of AssetCo, no condition exists that with notice or lapse of time or both would constitute a material violation of, any Project Permit.

(b) None of AssetCo, its Affiliates or the Acquired Companies has received any written communication that any Governmental Entity intends to revoke, cancel or terminate, or to amend in a manner materially adverse to the interests of the Acquired Companies, any such Project Permit.  True and correct copies of each such Project Permit (including all written amendments, modifications, extensions and renewals thereof and related notices and agreements thereof) that has been obtained or made by or for the benefit of the Acquired Companies have been made available to the Contributor.

3.15 Taxes.  Except as noted on Schedule 3.15 of the AssetCo Disclosure Schedule:

(a) the Acquired Companies are treated and have always been treated, for U.S. federal income Tax purposes as either (i) a partnership, and are not treated and have not been treated, as a corporation or a “publicly traded partnership” (within the meaning of Section 7704 of the Code) taxable as a corporation, or (ii) an entity disregarded as separate from its owner as described in Treasury Regulation § 301.7701-3;

(b) the Acquired Companies have timely filed or, in the event not so timely filed, filed without material tax consequences for being untimely, all Tax Returns (other than immaterial Tax Returns for Taxes other than income Taxes) required to be filed by or with respect to it, and all such filed Tax Returns are true, complete and correct in all material respects;

(c) the Acquired Companies have (i) paid all Taxes shown as due on any Tax Return, and (ii) withheld or collected and deposited with, or paid over to, the appropriate Governmental Entities all Taxes required by applicable law to be withheld or collected by it;

(d) neither AssetCo nor the Acquired Companies have received from any Governmental Entity any written notice of a proposed adjustment, deficiency or underpayment of any Taxes, which notice has not been satisfied by payment or withdrawn, and there are no claims that have been asserted or threatened relating to any Taxes against or with respect to the Acquired Companies;

(e) there is no present, pending or threatened Action by any Governmental Entity for the assessment or collection of any Tax payable by or with respect to the assets or Business of the Acquired Companies;

(f) neither AssetCo nor the Acquired Companies nor any of their Affiliates has waived or agreed to any extension of any statute of limitations or period of limitations for any Taxes of or with respect to the assets or Business of the Acquired Companies that is currently in effect;

(g) no Governmental Entity in a jurisdiction where an Acquired Company does not file a Tax Return has made a claim or assertion or threatened that such Acquired Company is or may be subject to Tax in such jurisdiction;

(h) there are no Tax rulings, requests for rulings, or closing agreements for or on behalf of the Acquired Companies which could affect the liability for Taxes of the Acquired Companies;

(i) neither AssetCo nor the Acquired Companies are or have ever been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(j) none of the assets held by an Acquired Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code or subject to the alternative depreciation system under Section 168(g) of the Code;

(k) there are no Liens (other than Permitted Liens) or encumbrances for Taxes on, and at the time of the issuance of the Class B Interests, there will be no Liens (other than Permitted Liens) or encumbrances for Taxes on, the Class B Interests or upon any of the assets of any of the Acquired Companies;

(l) no Cash Grant has been applied for or received with respect to the Project or the Acquired Companies;

(m) to AssetCo’s Knowledge, all Tax Returns, to the extent the due date for such Tax Return has arisen or such Tax Return was filed prior to its due date, for which any Project Tax Credit has been claimed have been timely filed in accordance with applicable law and all such filings are true, correct and complete in all material respects; and

(n) the Acquired Companies are not a party to any Tax sharing, Tax indemnification or similar agreement, other than customary Tax indemnification provisions contained in the Material Contracts.

3.16 Litigation.  Except as disclosed on Schedule 3.16 of the AssetCo Disclosure Schedule, there are no material Actions pending or, to AssetCo’s Knowledge, threatened (and to AssetCo’s Knowledge as of the Execution Date, there are no facts or circumstances that will give rise to a material Action) against any Acquired Company or the Project, or any current or former member, director or officer of any Acquired Company acting in such capacity.  Except as set forth on Schedule 3.16 of the AssetCo Disclosure Schedule, there are no outstanding Orders to which any Acquired Company is a party, or by which any Acquired Company (or any of the assets of such Acquired Company) is bound by or with any Governmental Entity, except any such Order that is not material and that does not challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated in the Transaction Documents.

3.17 Absence of Material Adverse Effect.  From and after May 29, 2016, there has not been any event, circumstance, condition or change that, individually or in the aggregate, has had an AssetCo Material Adverse Effect.

3.18 Insurance.  The Acquired Companies carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is available on commercially reasonable terms and generally maintained by companies engaged in the same or similar business and owning similar properties in the same general areas and in similar stages of development or operation, as applicable.  Except as set forth on Schedule 3.18 of the AssetCo Disclosure Schedule, all such insurance policies carried by or maintained for the benefit of the Acquired Companies (the “Insurance Policies”) are in full force and effect, all premiums in respect of such insurance have been paid in full when and as due and there is no material claim by or on behalf of any Acquired Company pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies.  No notice of cancellation or non-renewal of any Insurance Policy, or any material changes that are required in the conduct of the Acquired Companies as a condition to the continuation of coverage under or renewal of any such Insurance Policy, has been received by AssetCo or any Acquired Company or their Affiliates.

3.19 Employees; Employee Benefits.

(a) The Acquired Companies do not have, and since their formation have not ever had, any employees.  Each of the Acquired Companies is not a party to nor bound by, and since its formation has never been party to nor bound by, any collective bargaining agreements or any other labor-related agreements with any labor union or labor organization.  There are no strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting, in any material respect, any Acquired Company or the Project.

(b) No Acquired Company maintains, sponsors, contributes to or is required to contribute to any Plan.  There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any Liability of any of the Acquired Companies with respect to any Plan now maintained or previously maintained by any of the Acquired Companies or any ERISA Affiliate of any of the Acquired Companies (or to which such an entity ever contributed or was required to contribute).

3.20 Environmental Matters.

(a) Except as set forth on Schedule 3.20(a) of the AssetCo Disclosure Schedule and for such matters that would not, individually or in the aggregate, reasonably be expected to have an AssetCo Material Adverse Effect:

(i) (A) no Environmental Claim is pending, or to AssetCo’s Knowledge, threatened against any of the Acquired Companies, and (B) to AssetCo’s Knowledge, there are no actions, activities, circumstances, facts, conditions, events or incidents that would be reasonably likely to form the basis of any Environmental Claim against any of the Acquired Companies;

(ii) (A) there is no contamination of, and there have been no Releases or threatened Releases of Hazardous Substances at any Real Property Interest or, to AssetCo’s Knowledge, on any real property formerly owned, leased or operated by any of the Acquired Companies (or any of their predecessors), and (B) to AssetCo’s Knowledge, there are no underground storage tanks, surface impoundments, pits or lagoons in which Hazardous Substances are being or have been treated, stored, or disposed, that in the case of either (A) or (B) could reasonably be expected to give rise to an Environmental Claim against any of the Acquired Companies; and

(iii) AssetCo and the Acquired Companies are in compliance with all Environmental Laws and all Environmental Permits, and there are no Liabilities under Environmental Laws with respect to the Acquired Companies.  All notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by AssetCo or the Acquired Companies under any Environmental Laws in connection with its current assets, operations and business have been duly obtained or filed, are valid and currently in effect.

(b) AssetCo has delivered to, or has otherwise made available for inspection by the Contributor, true, complete and correct copies of all material written reports of environmental investigations, studies, audits and tests in the possession, control or custody of AssetCo, its Affiliates or any Acquired Company relating to Environmental Laws or the Release or threatened Release of Hazardous Substances at, in, on, under or from any Real Property Interests.

3.21 No Brokers.  Except as set forth on Schedule 3.21 of the AssetCo Disclosure Schedule, neither AssetCo nor the Acquired Companies nor any of their Affiliates has authorized any Person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and the negotiations leading to it which will have a right of payment or claim against AssetCo or any of its Affiliates, or against any Acquired Company.

3.22 Regulation.  Except as set forth on Schedule 3.22 of the AssetCo Disclosure Schedule, the Project Company either (A) has received MBR Authority and status as an EWG, or (B) if the Project Company has not received MBR Authority and status as an EWG, (I) to AssetCo’s Knowledge, there is no reason why the Project Company would not receive MBR Authority or be eligible for status as an EWG, in each case, prior to the first delivery or sale of

Electricity from the Project, and (II) is not, and prior to the earlier of (x) the date of FERC’s order granting it MBR Authority or (y) the effective date of its MBR Authority, will not be, subject to regulation as a “public utility” under the FPA or subject to regulation under PUHCA.  Each of the Acquired Companies is either not subject to or is exempt from regulation as a “public utility,” “electric utility,” “electric corporation,” or similar term under the public utility laws and regulations of any state.

3.23 Related Party Transactions.  Except for Material Contracts or as set forth on Schedule 3.23 of the AssetCo Disclosure Schedule:

(a) neither AssetCo nor any Affiliate thereof (other than the Acquired Companies) is a party to, or is subject to, any Contract entered into by any Acquired Company; and

(b) no Acquired Asset is owned or controlled by AssetCo or any Affiliate thereof (other than any Acquired Company), other than indirectly by virtue of its ownership interest in any Acquired Company.

3.24 Credit Support.  Schedule 3.24 of the AssetCo Disclosure Schedule sets forth a list of all currently effective letters of credit, guarantees, deposits and other credit support provided by or on behalf of AssetCo or its Affiliates to or on behalf of any Acquired Company relating to the ownership and operation of the Project or as required pursuant to any Material Contract or Project Permit (the “Support Obligations”).

3.25 Intellectual Property.

(a) Except as set forth on Schedule 3.25(a) of the AssetCo Disclosure Schedule, the Acquired Companies own, free and clear of any Liens other than Permitted Liens, or have the licenses or rights to use for the Business, all material Intellectual Property currently used in the Business as currently conducted, and the consummation of transactions contemplated by the Transaction Documents will not adversely alter or impair any such right in any material respect; provided, however, the foregoing and the representation in Section 3.13 shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property rights of third Persons, which are exclusively addressed below in Section 3.25(b).

(b) To AssetCo’s Knowledge, the use by the Acquired Companies of the Intellectual Property currently used in the Business do not infringe upon the Intellectual Property rights of any Person in any manner that would reasonably be expected to have an AssetCo Material Adverse Effect.

(c) Neither AssetCo nor the Acquired Companies have (i) received from any Person a written or, to AssetCo’s Knowledge, unwritten claim that the Acquired Companies are infringing in any material respect the Intellectual Property of such Person or (ii) received any written or, to AssetCo’s Knowledge, unwritten, notice of any default, and, to AssetCo’s Knowledge, no event has occurred that with notice or lapse of time, or both, would constitute a material default under any material Intellectual Property License that would reasonably be expected to have an AssetCo Material Adverse Effect.

(d) AssetCo and the Acquired Companies have taken commercially reasonable measures to protect the confidentiality of all material trade secrets of the Acquired Companies.

3.26 Projections.  The Financial Projections were prepared in good faith based on reasonable assumptions of AssetCo and are materially consistent with AssetCo’s current expectations regarding the Business and the assumptions included in the Financial Projections are materially consistent with the provisions of the Contracts affecting the Business.

3.27 Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, ASSETCO IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE ACQUIRED COMPANIES, THE EQUITY INTERESTS OF THE COMPANY, THE PROJECT, OR THE BUSINESS, ASSETS OR LIABILITIES OF THE ACQUIRED COMPANIES, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

The Contributor hereby represents and warrants to AssetCo as follows as of the Execution Date:

4.01 Organization; Qualification.

(a) Each of the Contributor and 8point3 OpCo Holdings has been duly formed and is validly existing and in good standing as a limited liability company under the Laws of its jurisdiction of formation with all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

(b) Each of the Contributor and 8point3 OpCo Holdings is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

(c) The Contributor has heretofore made available to AssetCo complete and correct copies of the Charter Documents of each of the Contributor and 8point3 OpCo Holdings.

4.02 Authority and Power.  Each of the Contributor and 8point3 OpCo Holdings (a) has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.

4.03 Valid and Binding Obligation.

(a) This Agreement has been duly and validly executed and delivered by the Contributor and, assuming this Agreement has been duly and validly authorized, executed and delivered by AssetCo and Parent Guarantor, constitutes a legal, valid and binding obligation of the Contributor, enforceable against the Contributor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(b) The Amended and Restated Company LLC Agreement will be duly and validly executed and delivered by 8point3 OpCo Holdings and, upon execution and delivery thereof, and assuming such Transaction Document has been duly and validly authorized, executed and delivered by AssetCo, will constitute a legal, valid and binding obligation of the 8point3 OpCo Holdings enforceable against 8point3 OpCo Holdings in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

4.04 No Violation or Conflict.  None of the execution, delivery or performance of the Transaction Documents by 8point3 OpCo Holdings, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter Documents of the Contributor or 8point3 OpCo Holdings, (b) constitute, with or without notice or the passage of time or both, a Default under any material Permit or Contract to which the Contributor or 8point3 OpCo Holdings is a party or by which any of their respective properties are bound, or (c) contravene, in any material respect, any material Law.

4.05 Consents and Approvals.  No material Consent of, with or to any Governmental Entity or other Person is required to be obtained or made by or with respect to the Contributor or 8point3 OpCo Holdings in connection with the execution and delivery of the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.

4.06 No Brokers.  Neither the Contributor nor any of its Affiliates has authorized any Person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by the Transaction Documents and the negotiations leading to it which will have a right of payment or claim against AssetCo or any of its Affiliates.

4.07 Litigation.  There are no outstanding Orders to which the Contributor or 8point3 OpCo Holdings is a party, or by which the Contributor or 8point3 OpCo Holdings is bound by or with any Governmental Entity, except any such Order that does not challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Documents.

4.08 Investment Intent.  The Contributor is acquiring the Class B Interests for its own account with the present intention of holding the Class B Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Partnership, the Contributor and 8point3 OpCo Holdings acknowledge that the Class B Interests will not be registered under the Securities Act or any applicable state securities law, and that such Class B Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.  The Contributor is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

4.09 Disqualified Person.  The Contributor is not a Disqualified Person.

4.10 Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE CONTRIBUTOR IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

ARTICLE V

COVENANTS

5.01 Conduct of Business Prior to the Closing.

(a) Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (such period, the “Interim Period”), except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by Law, (iii) as set forth on Schedule 5.01(a) of the AssetCo Disclosure Schedule (such scheduled matters, the “Permitted Interim Actions”), (iv) as required by or pursuant to any Material Contract or Project Permit, (v) as required by the Tax Equity Financing, or (vi) with the prior written consent of the Contributor (which consent shall not be unreasonably withheld, delayed, or conditioned), AssetCo shall in good faith, subject to any applicable requirements set forth in the Charter Documents of the Acquired Companies, exercise all rights and powers available to it to cause the Acquired Companies:

(i) to use commercially reasonable efforts to maintain all of the Acquired Assets, including the Real Property Interests and the Project Permits thereof, in accordance with Prudent Solar Industry Practices;

(ii) not to make any material change in the conduct of its business as it relates to the Acquired Assets;

(iii) not to contribute any of the Acquired Assets to any partnership or joint venture;

(iv) except as permitted by exclusions under other clauses of this Section 5.01(a) and other than in the ordinary course of business, not to enter into any Material Contract included in the Acquired Assets or terminate, amend or breach in any material respect any Material Contract included in the Acquired Assets to which it is a party or waive any material rights under any Material Contract included in the Acquired Assets to which it is a party;

(v) not to incur, assume or guarantee any Indebtedness on the Acquired Assets;

(vi) not to sell, assign, transfer, abandon, lease or otherwise dispose of Acquired Assets having a fair market value in excess of $250,000 in the aggregate, except for (1) capacity, energy, ancillary services or related attributes in the ordinary course of business and documented by a Material Contract or (2) dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business;

(vii) other than Permitted Liens, not to grant any security interest with respect to, pledge or otherwise encumber any Acquired Assets;

(viii) not to settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages against the Acquired Assets in excess of $250,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor);

(ix) except as (A) required on an emergency basis or for the safety of persons or the environment or (B) in accordance with the Material Contracts, not to make any capital expenditure in excess of $250,000 in the aggregate;

(x) not to make, amend or revoke any Tax elections, change or consent to any change in any method of accounting for any Tax purpose, enter into any closing agreement affecting any Tax liability or refund or file any request for rulings or special Tax incentives with any Governmental Entity, settle or compromise any Tax liability or refund, or extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, in each case to the extent related to the Acquired Assets;

(xi) fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any Project Permit or any other material Permit required by any Governmental Entity for the continuing operation of the Acquired Assets; or

(xii) agree or commit to do any of the foregoing.

During the Interim Period, AssetCo shall in good faith, subject to any applicable requirements set forth in the Charter Documents of the Company, not take any action that would cause the

Company to own any assets or, except for actions required to consummate the transactions contemplated by this Agreement, to enter into any contract or agreement with any Person or otherwise engage in any activities, operations or business.  Notwithstanding any provision in this Section 5.01 to the contrary, the restrictions set forth in this Section 5.01 shall apply only to the business, operations, agreements, indebtedness and securities included in the Acquired Assets or the assets of the Company and shall not apply to the business, operations, agreements, indebtedness and securities of, or otherwise restrict the activities of, AssetCo or any of its Affiliates.

(b) During the Interim Period, AssetCo shall promptly notify Contributor in writing of:

(i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied on or prior to the Closing Date;

(ii) any change, event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies;

(iii) any material breach by AssetCo of any covenant, obligation or agreement contained in this Agreement; and

(iv) any Material Contract entered into or amended during the Interim Period, and AssetCo shall make available a true, correct and complete copy of such Contract or amendment thereto (as applicable);

provided that the delivery of any notice pursuant to this Section 5.01(b) shall not limit or otherwise affect the remedies available hereunder of Contributor or the conditions set forth in Article VI.

5.02 Further Assurances.  In the event that at any time after the Closing any further action is necessary to carry out the purposes of the Transaction Documents, each of the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as the other Party may reasonably request, all at the sole expense of the requesting Party (unless the action requested should have been taken prior to the Closing, in which case the Party that would have borne the expense of taking such action had it been taken prior to the Closing shall bear such expense).

5.03 Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

5.04 Omnibus Agreement Amendment.  On the Execution Date, the Contributor shall deliver to the Administrative Agent (as defined in the Credit Agreement) a certificate of an Authorized Officer (as defined in the Credit Agreement) of the Contributor pursuant to Section 6.13 of the Credit Agreement.  AssetCo and the Contributor shall enter into the Omnibus Agreement Amendment five (5) Business Days after the delivery of such certificate.

5.05 Credit Support Obligations.  The Contributor shall cause the Support Obligations marked with an asterisk in Schedule 3.24 of the AssetCo Disclosure Schedule to be replaced promptly following Closing, and in any event, no later than sixty (60) days thereafter, with letters of credit, cash collateral or other security in accordance with the Contract or Permit, as applicable, pursuant to which each such Support Obligation is required to be provided, or as otherwise acceptable to the beneficiary thereof.  Promptly after any such Support Obligation is replaced by the Contributor and the instrument being replaced is returned to the Contributor or any Acquired Company, the Contributor shall promptly deliver or cause such Acquired Company to deliver such replaced Support Obligation to AssetCo or, at AssetCo’s request, one of its Affiliates.  AssetCo will cooperate reasonably with the Contributor with respect to the Contributor’s efforts to so replace such Support Obligations and agrees to maintain such Support Obligations until the earlier of (x) sixty (60) days after Closing or (y) the date on which the Contributor causes such Support Obligations to be replaced in accordance with the terms of this Section 5.05; provided, if any such Support Obligation is not replaced at or prior to the Closing, the Contributor shall reimburse AssetCo for any claims or drawings on, and the actual out-of-pocket costs of and fees reasonably incurred by AssetCo or its Affiliates in maintaining, such Support Obligations after Closing.

5.06 Schedule Update.

(a) Three (3) Business Days prior to the Closing Date, AssetCo shall deliver to Contributor a true and complete schedule of changes (each, a “Schedule Update”) to any of the information contained in the AssetCo Disclosure Schedule with respect to the Acquired Assets (including changes to any other representation or warranty in Article III as to which no Schedule has been created as of the date hereof but as to which a Schedule would have been required hereunder to have been created on or before the Execution Date if such changes had existed on the Execution Date), which changes are required as a result of events or circumstances occurring subsequent to the Execution Date which would render any representations or warranties of AssetCo set forth in Article III inaccurate or incomplete at the Closing Date.

(b) Any information disclosed in any Schedule Update shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement (including any representation or warranty included in the Closing Certificate), including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.01(a) or Section 6.01(b) have been satisfied.  For avoidance of doubt, AssetCo’s knowledge of any breach of any representation or warranty prior to the Closing as a result of any Schedule Update shall not affect any liability on the part of AssetCo pursuant to this Agreement (including the Closing Certificate).

ARTICLE VI

CONDITIONS TO CLOSING

6.01 Conditions to Closing.

(a) The obligations of Contributor to consummate the Closing is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(i) all consents and approvals set forth on Schedule 3.05 of the AssetCo Disclosure Schedule shall have been granted or obtained;

(ii) no Law shall be in effect and no Order shall have been entered or issued, in each case that restrains, enjoins or prohibits the Closing; and

(iii) between the Execution Date and the Closing Date, no AssetCo Material Adverse Effect shall have occurred with respect to the Acquired Assets and no Material Adverse Effect shall have occurred with respect to the Company.

(b) The obligations of AssetCo to consummate the Closing is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(i) no Law shall be in effect and no Order shall have been entered or issued, in each case that restrains, enjoins or prohibits the Closing; and

(ii) between the Execution Date and the Closing Date, no Contributor Material Adverse Effect shall have occurred.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.01 Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements contained in this Agreement (including any representations, warranties, covenants or agreements included in the Closing Certificate) shall survive the Closing Date; provided, however, an Indemnified Party may bring a claim for or with respect to inaccuracy or breach of any representation or warranty only if it has notified the Indemnifying Party of the breach on or before the date that is eighteen (18) months after the Closing Date, except that claims for or with respect to any inaccuracy or breach of (a) any Specified Representation shall survive indefinitely, (b) any representation or warranty contained in Section 3.20 (Environmental Matters) shall survive the Closing until the date that is three (3) years after the Closing Date, and (c) any representation or warranty contained in Section 3.15 (Taxes) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto).

7.02 Indemnification by AssetCo.  Subject to the other terms and limitations set forth in this Agreement, AssetCo agrees to indemnify, defend and hold harmless the Contributor, the Contributor’s Affiliates and each of their respective Representatives (collectively, the

“Contributor Group”) from and against any and all Damages incurred or sustained by any member of the Contributor Group to the extent arising out of, relating to or resulting from (a) any failure by AssetCo to perform any covenant or agreement of AssetCo contained in this Agreement, and (b) any inaccuracy or breach of any of AssetCo’s representations and warranties contained in this Agreement.

7.03 Indemnification by the Contributor.  Subject to the other terms and limitations set forth in this Agreement, the Contributor agrees to indemnify, defend and hold harmless AssetCo, its Affiliates and each of their respective Representatives (collectively, the “AssetCo Group”) from and against any and all Damages incurred or sustained by any member of the AssetCo Group to the extent arising out of, relating to or resulting from (a) any failure by the Contributor to perform any covenant or agreement of the Contributor contained in this Agreement, and (b) any inaccuracy or breach of any of the Contributor’s representations and warranties contained in this Agreement.

7.04 Liability Limitations.  Notwithstanding anything to the contrary contained in this Agreement:

(a) No monetary amount will be payable by any Indemnifying Party to any member of the Contributor Group or the AssetCo Group, respectively, with respect to the indemnification of any claims pursuant to clauses (a) or (b) of Section 7.02 or Section 7.03, as the case may be (other than (1) any claim for or with respect to any inaccuracy or breach of a Specified Representation, or (2) any claim for or with respect to any inaccuracy or breach of any representation or warranty contained in Section 3.15 (Taxes)), unless (i) the amount of Damages in respect of such claim exceeds $25,000 (each claim with Damages at or under $25,000, a “De Minimis Claim”) and (ii) the aggregate amount of Damages actually incurred by the AssetCo Group or the Contributor Group, as the case may be, with respect to all such claims (excluding De Minimis Claims) exceeds on a cumulative basis an amount equal to $120,000 (the “Deductible Amount”), in which event the Indemnified Party may only recover Damages to the extent in excess of the Deductible Amount (and excluding any Damages with respect to De Minimis Claims);

(b) The maximum Damages payable by each of AssetCo and the Contributor to members of the Contributor Group or the AssetCo Group, respectively, with respect to the indemnification of claims pursuant to clauses (a) or (b) of Section 7.02 or Section 7.03, as the case may be (other than (1) any claim for or with respect to any inaccuracy or breach of a Specified Representation, or (2) any claim for or with respect to any inaccuracy or breach of any representation or warranty contained in Section 3.15 (Taxes)), shall be an amount equal to $1,800,000; provided that the maximum such Damages payable by each of AssetCo and the Contributor with respect to the indemnification of all claims pursuant to clauses (a) or (b) of Section 7.02 or Section 7.03, shall be an amount equal to one hundred percent (100%) of the Cash Contribution; and

(c) Notwithstanding anything to the contrary set forth in this Agreement, in the event that AssetCo has Knowledge of the Contributor’s breach of any representation or warranty contained in Section 4.09 as of the Closing, AssetCo shall have no right to recover for the breach of such representation or warranty.

(d) For the avoidance of doubt, the limitations in this Section 7.04 shall not apply to any claims under Article VII or any claim arising out of or resulting from fraud or willful misconduct.

7.05 Indemnification Procedures.

(a) If any claim or demand is made against an Indemnified Party with respect to any matter by any Person that is not a party to this Agreement (or an Affiliate thereof) (a “Third Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party under this Article VI, then the Indemnified Party will as promptly as practicable, but not later than ten (10) days after receipt of such claim or demand, notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount, or an estimate of the amount (which estimate shall not be binding on the Indemnified Party), of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

(b) The Indemnifying Party will have the right, at its option, to participate in or to assume the defense, negotiation or settlement of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, the Indemnifying Party shall not be entitled to assume, and the Indemnified Party shall be entitled to have control over, the defense or settlement of any Third Party Claim (with counsel reasonably satisfactory to the Indemnifying Party) to the extent that such Third Party Claim seeks an Order against the Indemnified Party that, if successful, would be reasonably likely to materially interfere with the business, operations, assets or financial condition of the Indemnified Party.  In the event that the Indemnifying Party fails to respond to the defense of the Third Party Claim within ten (10) Business Days after receipt of notice pursuant to Section 7.05(a), the Indemnified Party has the right to assume the defense of the Third Party Claim (at the expense of the Indemnifying Party) until such time as the Indemnifying Party assumes the defense thereof.  The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof, including fees and expenses incurred by the Indemnified Party in contesting and defending a Third Party Claim after delivery of the notice in accordance with Section 7.05(a) but prior to the Indemnifying Party assuming the defense of such Third Party Claim.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Indemnified Party reasonably concludes that (i) the potential imposition of criminal liability against the Indemnified Party or (ii) a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by such Indemnifying Party.

(c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay all monetary amounts in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all Liability in connection with such Third Party Claim; provided, further, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (i) that provides for injunctive or other non-monetary relief affecting the Indemnified Party or (ii) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party elects not to assume the defense of a Third Party Claim, and the Indemnified Party defends, settles or otherwise deals with such Third Party Claim, the Indemnified Party shall provide thirty (30) days’ advance written notice of any settlement to the Indemnifying Party and shall consider the Indemnifying Party’s comments to such settlement or defense and shall act reasonably and in accordance with the Indemnified Party’s good faith business judgment.

(d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or arising in connection with such Third Party Claim.  If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information relating to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder.

(e) Any claim on account of Damages for which indemnification is provided under this Agreement that does not involve a Third Party Claim will be asserted by prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought.  The failure by any Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability which it may have to such Indemnified Party under this Agreement, unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

7.06 Certain Indemnification Matters.

(a) Except in the case of fraud or willful misconduct, and without in any way limiting AssetCo’s indemnification obligations pursuant to Section 9.04, the indemnification provided in this Article VII shall at all times be the sole and exclusive damages remedy for any inaccuracy or breach of any representation or warranty or any failure to perform any covenant or agreement contained herein.

(b) Any Liability for indemnification under this Agreement shall be determined without duplication by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c) Each Indemnified Party shall take all commercially reasonable steps to mitigate all Damages relating to a claim, including availing itself of any defense, limitations, rights of contributions, claims against third Persons and other rights at law or equity (and the cost and expenses of such mitigation shall constitute Damages for all purposes hereunder); provided that any failure to comply with this Section 7.06(c) shall not limit any Indemnified Party’s remedies under this Article VII except to reduce the amount of Damages recovered or recoverable by such Indemnified Party in an amount equal to the Damages caused by such Party’s failure to comply with this Section 7.06(c).

(d) If the amount of any Indemnified Party’s Damages, at any time subsequent to an Indemnifying Party’s making of a payment under this Article VII, is reduced by actual recovery, settlement, or otherwise under or pursuant to any applicable insurance coverage, or pursuant to any applicable claim, recovery, settlement or payment by or against any other Person (collectively, “Recoveries”), the amount of such Recoveries shall be repaid by the Indemnified Party to the applicable Indemnifying Party within fifteen (15) days after receipt thereof by such Indemnified Party, up to the aggregate amount of (i) the payments made by the applicable Indemnifying Party to such Indemnified Party less (ii) any deductibles, co-payments or other costs and expenses (including reasonable legal fees and expenses and retrospective insurance premium adjustments, if any) actually and reasonably incurred by the Indemnified Party in seeking such Recoveries.

7.07 Parent Guaranty.

(a) Parent Guarantor hereby absolutely, unconditionally and irrevocably guarantees the timely payment when due of all obligations owing by AssetCo to the Contributor arising pursuant to this Agreement on or after the Execution Date (the “Guaranteed Obligations”), subject to the terms and conditions of this Section 7.07.  The foregoing obligation shall constitute a guarantee of payment and not of collection.  Notwithstanding anything herein to the contrary, Parent Guarantor’s liability for the Guaranteed Obligations shall be subject to the limitations set forth in Section 7.04.  To the fullest extent permitted by law, Parent Guarantor hereby waives all surety defenses AssetCo may have against the Contributor.  Further, notwithstanding any other provision contained in this Section 7.07, Parent Guarantor and the Contributor intend that this guarantee be an absolute and unconditional guaranty, subject only to the conditions set forth in Section 7.07(b).

(b) If, for any reason whatsoever, AssetCo shall fail to pay any Guaranteed Obligation when such Guaranteed Obligation is due and owing under this Agreement (an “Overdue Obligation”), the Contributor may present a written demand to Parent Guarantor calling for Parent Guarantor’s payment of such Overdue Obligation pursuant to this Section 7.07 (a “Payment Demand”).  Parent Guarantor’s obligation hereunder to pay any particular Overdue Obligation(s) to the Contributor is conditioned upon Parent Guarantor’s receipt of a Payment Demand from the Contributor satisfying the following requirements: (i) such Payment Demand must identify the specific Overdue Obligation(s) covered by such demand, the specific date(s) upon which such Overdue Obligation(s) became due and owing under this Agreement, and the specific provision(s) of this Agreement pursuant to which such Overdue Obligation(s) became due and owing; and (ii) such Payment Demand must be delivered to Parent Guarantor in accordance with Section 11.03 below.  After issuing a Payment Demand in accordance with the requirements specified in this Section 7.07(b) above, the Contributor shall not be required to issue any further notices or make any further demands with respect to the Overdue Obligation(s) specified in that Payment Demand, and Parent Guarantor shall be required to make payment with respect to the Overdue Obligation(s) specified in that Payment Demand within five (5) Business Days after Parent Guarantor receives such demand.

(c) The guaranty set forth in this Section 7.07 will remain in full force and effect, and will be binding upon Parent Guarantor, until all of the Guaranteed Obligations have been satisfied.

(d) To the fullest extent permitted by applicable Law, the obligations of Parent Guarantor under this Section 7.07 shall not be otherwise affected, modified or impaired upon the happening of any event, including (a) any legal disability, incapacity or similar defense, (b) the sale or transfer of all or any portion of the assets of or equity (including limited liability company interests), whether owned directly or indirectly by Parent Guarantor or other beneficial interests, in AssetCo, (c) the merger, consolidation, restructuring, termination, dissolution, bankruptcy, insolvency or liquidation of AssetCo or Parent Guarantor, and (d) any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of Parent Guarantor from the performance or observance of any obligation, warranty or agreement contained in this Section 7.07.  Notwithstanding anything contained in this Agreement, the guaranty provided under this Section 7.07 shall continue to be effective or be reinstated, as the case may be, if at any time payment of all, or any part thereof, of any payment made by AssetCo or Parent Guarantor under this Agreement is rescinded or must otherwise be restored or repaid by the Contributor as a result of the bankruptcy or insolvency of AssetCo.  The insolvency of AssetCo or Parent Guarantor, and any bankruptcy or reorganization proceeding with respect thereto, shall not affect in any way Parent Guarantor’s unconditional and absolute liability hereunder.

(e) Without limiting Parent Guarantor’s own defenses and rights hereunder, Parent Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which AssetCo is or may be entitled arising from or out of this Agreement, except for defenses (if any) based upon the bankruptcy, insolvency, dissolution or liquidation of AssetCo or any lack of power or authority of AssetCo to enter into and/or perform the Agreement.

(f) Parent Guarantor hereby represents and warrants to the Contributor that:

(i) Parent Guarantor is a Delaware corporation, has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation;

(ii) Parent Guarantor has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(iii) the execution and delivery by Parent Guarantor of this Agreement and the performance by Parent Guarantor of its obligations hereunder have been duly and validly authorized by all necessary corporate action on behalf of Parent Guarantor;

(iv) this Agreement has been duly and validly executed and delivered by Parent Guarantor and, assuming this Agreement has been duly and validly authorized, executed and delivered by the Contributor, constitutes a legal, valid and binding obligation of Parent Guarantor, enforceable against Parent Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity;

(v) the execution, delivery and performance by Parent Guarantor of this Agreement does not require Parent Guarantor to obtain any Consent of any Governmental Entity or other Person, other than Consents that have already been obtained; and

(vi) the execution and delivery by Parent Guarantor of this Agreement do not, and the performance by Parent Guarantor of its obligations under this Agreement will not:

(1) result in a violation or breach of any of the provisions of the Charter Documents of Parent Guarantor;

(2) result in a violation or breach of, or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both), any material Contract to which Parent Guarantor is a party, except for any such violations, breaches or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to have a material adverse effect on Parent Guarantor’s ability to perform its obligations under this Agreement; and

(3) result in a violation or breach of any provision of any Law applicable to Parent Guarantor, except as would not reasonably be expected to have a material adverse effect on Parent Guarantor’s ability to perform its obligations under this Agreement.

(vii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 7.07(f), PARENT GUARANTOR IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

ARTICLE VIII

TERMINATION

8.01 Termination.  This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual written consent of AssetCo and Contributor;

(b) by Contributor (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement), upon written notice to AssetCo, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of AssetCo contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions contained in Article VI not to be satisfied, and such violation, breach or inaccuracy has not been waived by Contributor or cured by AssetCo, as applicable, within 20 Business Days after receipt by AssetCo of written notice thereof from Contributor or is not reasonably capable of being cured prior to the Termination Date; or

(c) by either Party, upon written notice to the other, if the Closing shall not have occurred on or before July 31, 2016 (the “Termination Date”); provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to this Section 8.01 if such Party’s willful breach of this Agreement has prevented or materially delayed the consummation of the Closing.

8.02 Effect of Termination.  If this Agreement is terminated in accordance with Section 9.01 prior to the Closing Date, this Agreement shall become void and of no further force and effect; provided, however, that (a) the provisions of this Section 9.02 and Article X (Miscellaneous) shall survive such termination with respect to any action required hereunder which was not complete prior to such termination and (b) nothing herein shall relieve any Party from any liability for fraud or with respect to any willful breach of the provisions of this Agreement prior to such termination.

ARTICLE IX

TAX MATTERS

9.01 Acquired Companies Taxes.  AssetCo shall be responsible for (and entitled to retain any refunds with respect to) all AssetCo Indemnified Taxes, and the Contributor shall be responsible for (and entitled to retain any refunds with respect to) all other Taxes of or with respect to the Acquired Assets or the Business.  Regardless of which Party is responsible for a Tax hereunder, AssetCo or an Affiliate of AssetCo shall file, or exercise all rights and powers available to it to cause the Acquired Companies to file (as applicable), any Tax Return required by applicable law to be filed by the Acquired Companies prior to the Closing, and pay, or exercise all rights and powers available to it to cause the Acquired Companies to pay (as applicable), all Taxes of the Acquired Companies that are required to be paid prior to the Closing.  AssetCo shall promptly deliver to the Contributor copies of all Tax Returns filed by AssetCo or an Affiliate of AssetCo with respect to the Acquired Companies and any supporting documentation, excluding Tax Returns, or portions of the Tax Returns, related to income, franchise or similar Taxes that are unrelated to the Acquired Companies.  AssetCo and the Acquired Companies shall not make any election or otherwise take any action with respect to Taxes attributable to the Acquired Companies that is inconsistent with the conventions, elections or other Tax attributes of the Acquired Companies (or the Acquired Assets).

9.02 Tax Allocation.  For purposes of allocating Taxes under this Agreement between the period prior to, and on or after, the Execution Date, (a) Taxes that are based upon or related to income or receipts or imposed on a transactional basis shall be allocated to the taxable period (or portion thereof) in which the transaction giving rise to such Taxes occurred, and (b) ad valorem, property and other Taxes imposed on a periodic basis shall be allocated between the period (or portion thereof) ending immediately prior to the Execution Date and the period (or portion thereof) beginning on the Execution Date by prorating each such Tax based on the number of days in the applicable taxable period that occur before the date on which the Execution Date occurs, on the one hand, and the number of days in such taxable period that occur on or after the date on which the Execution Date occurs, on the other hand.  For purposes of clause (b) of the preceding sentence, the period for such Taxes shall begin on the date on which ownership of the applicable assets gives rise to liability for the particular Tax and shall end on the day before the next such date.

9.03 Tax Cooperation.  The Contributor and AssetCo shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Article IX, in resolving, defending or prosecuting all disputes and audits with respect to such Tax Returns.

9.04 Tax Indemnification.  Notwithstanding anything to the contrary in this Agreement, from and after the Closing, AssetCo will indemnify, defend and hold harmless the Contributor Group from and against any and all Damages actually incurred or sustained by any member of the Contributor Group to the extent arising out of, relating to, or resulting from, any AssetCo Indemnified Taxes.  Upon the determination of the amount of any Taxes for which any Party is liable under this Agreement, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Article IX.

9.05 Transfer Taxes.  All sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees (including any filing and recording fees) (“Transfer Taxes”), if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne entirely by AssetCo.  AssetCo and the Contributor shall cooperate and, if applicable, jointly file, all necessary documentation and Tax Returns with respect to all such Transfer Taxes.

9.06 Survival.  The obligations of AssetCo and the Contributor pursuant to this Article IX shall terminate sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto) with respect to the particular Tax.

ARTICLE X

MISCELLANEOUS

10.01 Parties in Interest.  This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than (a) the Parties hereto and their respective successors and permitted assigns and (b) the Indemnified Parties, to the extent such Indemnified Parties are expressly granted certain rights of indemnification in this Agreement, will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

10.02 Assignment.  No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Party hereto (in each of such Party’s sole and absolute discretion.  Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Party will be void ab initio.

10.03 Notices.  Unless otherwise specified herein, any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy):

If to AssetCo or Parent Guarantor:

SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Financial Officer

with copies to:

SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: lisa.bodensteiner@sunpower.com

Attention: Lisa Bodensteiner, General Counsel

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Tel: (713) 229-1234

Email: joshua.davidson@bakerbotts.com

Attention: Joshua Davidson

If to the Contributor:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Tel:  (908) 809-4130

Email:  jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel:  (602) 414-9300

Email:  mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party.  Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given:  (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.  In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

10.04 Public Statements.  The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement, the Amended and Restated Company LLC Agreement or the transactions contemplated hereby or thereby without the consent of the other Party, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by Law.

10.05 Confidentiality.  The Parties agree that (a) all documents, materials, data or other information with respect to the Parties and their Affiliates received by a Party in connection with the transactions contemplated hereunder shall constitute “Confidential Information” as defined in the Omnibus Agreement and (b) Section 4.1 of the Omnibus Agreement shall apply mutatis mutandis to each Party, as if fully set forth herein.

10.06 Waiver; Remedies.  No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.07 Captions.  All Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

10.08 Severability.  Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid.  If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement.  Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the law.

10.09 Governing Law.  THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT,

SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

10.10 Consent to Jurisdiction.  Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.11 Entire Agreement.  This Agreement and the Amended and Restated Company LLC Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and this Agreement and the Amended and Restated Company LLC Agreement supersede all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.  This Agreement and the Amended and Restated Company LLC Agreement, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement.  In this Agreement and the Amended and Restated Company LLC Agreement, and as between them, specific provisions prevail over general provisions.  In the event of a conflict between this Agreement and the Amended and Restated Company LLC Agreement, this Agreement shall control.

10.12 Amendment.  This Agreement may be modified, amended or supplemented only by written agreement executed by the Parties.

10.13 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

10.14 ROFO Projects.  The Parties agree that the sale of the Project, through the issuance of the Class B Interests, pursuant to this Agreement shall be deemed to have been offered pursuant to that certain Right of First Offer Agreement, dated as of June 24, 2015 (the “ROFO Agreement”), among SunPower and the Contributor, and the Acquired Companies shall be considered ROFO Assets (as defined in the ROFO Agreement) for purposes of the ROFO Agreement and otherwise.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SUNPOWER ASSETCO, LLC

By:	/s/ Natalie Jackson
	Name:	Natalie Jackson
	Title:	Vice President

8POINT3 OPERATING COMPANY, LLC

By: 8point3 Energy Partners LP, its managing member

By: 8point3 General Partner, LLC, its general partner

By:	/s/ Natalie Jackson
	Name:	Natalie Jackson
	Title:	Vice President of Operations

The undersigned hereby executes this Agreement for the sole purpose of agreeing to its obligations pursuant to Section 7.07.

SUNPOWER CORPORATION

By:	/s/ Charles D. Boynton
	Name:	Charles D. Boynton
	Title:	Chief Financial Officer

[Signature Page to Contribution Agreement]

EXHIBIT A

Form of Omnibus Agreement Amendment

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

OMNIBUS AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED OMNIBUS AGREEMENT (this “Amendment”), dated as of _________, 2016 and effective as of _________, 2016, is made and entered into among 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”), 8point3 General Partner, LLC, a Delaware limited liability company (the “YieldCo General Partner”), 8point3 Holding Company, LLC, a Delaware limited liability company (“Holdings”), 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), First Solar, Inc., a Delaware corporation (“First Solar”) and SunPower Corporation, a Delaware corporation (“SunPower” and, together with First Solar, each a “Sponsor” and collectively, the “Sponsors”).  The above-named entities are sometimes referred to in this Amendment as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, the Parties entered into that certain Amended and Restated Omnibus Agreement on April 6, 2016 (the “Agreement”); and

WHEREAS, the Parties desire, subject to the terms and conditions set forth herein, to amend the Agreement to reflect the Parties’ agreement as to certain matters set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.01 Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

Section 1.02 Amendments.

(a) Section 1.1 of the Agreement shall be amended by inserting the following in its correct alphabetical position:

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

(b) Section 1.1 of the Agreement shall be amended by deleting the definition of Indemnifiable Tax Equity Payment in its entirety and replacing it with the following:

“Indemnifiable Tax Equity Payment” means (without duplication) (a) any payment by a Contributed Company or other Group Member under any agreement in respect of a Tax Equity Financing that is made as the result of, or any distribution to any other Person of cash to which the Operating Company would have been entitled but for, (i) any inaccuracy or breach of any representation, warranty, covenant or similar provision of any such agreement, (ii) any indemnification obligation, post-Closing contribution obligation or payment obligation on the part of such Contributed Company or Group Member under any such agreement (excluding any indemnification obligation pursuant to Section 7.03(k)(i) of the Kingbird LLCA, which is governed by clause (iii) hereof), including in each case any payment made as the result of a change in the allocation of U.S. federal income tax credits, but excluding in each case (A) any amounts paid by a Contributed Company to any investor in a Tax Equity Financing in consideration of its redemption, resignation or withdrawal of interests from any Contributed Company and (B) any contribution or payment obligation contemplated to be performed by or on behalf of a Contributed Company pursuant to the purchase and sale or similar agreement through which such Contributed Company was acquired, directly or indirectly, by the Operating Company, (iii) any indemnification obligation pursuant to Section 7.03(k)(i) of the Kingbird LLCA, but only if and to the extent that such special underpayment interest referred to in such Section is attributable to an imputed underpayment that would not have occurred but for the “Fixed Tax Assumptions” (as defined in the Kingbird LLCA) being incorrect (except to the extent that any Fixed Tax Assumption is incorrect as a result of a breach of a representation or covenant in the Kingbird LLCA or the Kingbird ECCA by a “Class B Member,” including the “Managing Member,” the “Tax Matters Member” or the “Partnership Representative” (as each such term is defined in the Kingbird LLCA), as applicable, on behalf of Kingbird Solar, LLC, or (iv) any requirement in any such agreement to divert distributions due to a determination by a Governmental Entity (A) regarding a Project’s fair market value or the tax basis of a Project or (B) that a contract entered into by a Project Company and any Affiliate thereof is not on arm’s-length terms, (b) any Tax Equity Purchase Shortfall, and (c) all Tax liabilities resulting from any reduction, disallowance, preclusion of the availability, or recapture under Section 50 of the Code of tax credits claimed, allowed, or allowable with respect to each Post-IPO Contributed Project or allocated by the related Post-IPO Contributed Companies prior to the acquisition of such Post-IPO Contributed Company; provided, however, that the Parties hereby agree that in no event shall any payment, liability, diversion of distributions, or other Damages whatsoever which would not have arisen or been incurred but for any action of the Operating Company, the Partnership or the non-indemnifying Sponsor (or its direct and indirect subsidiaries holding interests in the Operating Company), following Closing be considered included in this definition of Indemnifiable Tax Equity Payment; provided, further, that (A) the making of any representation or warranty in any such agreement, (B) the making of any “Section 6226 Election” (as defined in the Kingbird LLCA) pursuant to Section 7.03(i) of the Kingbird LLCA, (C) any action taken pursuant to Section 3.4(c) or (D) any action (x) required by Law or (y) taken by the Operating Company, the Partnership or the non-indemnifying Sponsor (or its direct and indirect subsidiaries holding interests in the Operating

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Company) to cause any Person to comply with the terms of any agreement in respect of a Tax Equity Financing, in each case, shall not itself constitute an “action” subject to the preceding proviso.

(c) The following text shall be added as a new row to the table set forth on Schedule I of the Agreement:

No.	Sponsor	Project	Scheduled COD	Guaranteed Project Capacity (MWAC)	Minimum Project Capacity (MWAC)	Closing Project Value	Capacity Buy-Down Amount ($ per MW)
13.	SunPower	Macy’s Maryland- Bowie	7/31/2016	0.79	0.76	$2,000,000	$2,444,868
14.	SunPower	Macy’s Maryland- Salisbury	7/31/2016	0.56	0.54	$1,411,765	$2,444,868
15.	SunPower	Macy’s Maryland- White Marsh	8/31/2016	0.49	0.47	$1,235,294	$2,444,868
16.	SunPower	Macy’s Maryland- Chevy Chase	8/31/2016	0.23	0.22	$588,235	$2,444,868
17.	SunPower	Macy’s Maryland- Annapolis	8/31/2016	0.58	0.56	$1,470,588	$2,444,868
18.	SunPower	Macy’s Maryland- Joppa	8/31/2016	1.73	1.66	$4,352,941	$2,444,868
19.	SunPower	Macy’s Maryland- Towson	8/31/2016	0.37	0.36	$941,177	$2,444,868

(d) The following text shall be added as a new item to the end of Part B of Schedule II:

5. Tax equity financing in respect of the Macy’s Maryland Project, entered into between PNC Commercial, LLC, SunPower AssetCo, LLC, SunPower Capital Services, LLC, SunPower Commercial III Class B, LLC and SunPower Commercial Holding Company III, LLC.

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(e) The following text shall be added as a new item to the end of Part B of Schedule III:

MACY’S MARYLAND PROJECT

Guaranty Agreement, dated as of May 6, 2016, by SunPower, in favor of PNC Commercial, LLC

Guaranty Agreement (SREC), dated as of May 28, 2015, between Northstar Macys Maryland 2015, LLC and SunPower, in favour of Noble Americas Gas & Power Corp.4

(f) The following text shall be added as new items to the end of Part B of Schedule IV:

22. SunPower Commercial III Class B, LLC

23. SunPower Commercial Holding Company III, LLC

24. Northstar Macys Maryland 2015, LLC

Section 1.03 Representations and Warranties.

(a) Representations and Warranties of Each Sponsor.  Each Sponsor hereby represents and warrants to the other Sponsor, the Operating Company, the YieldCo General Partner, Holdings and the Partnership, as follows as of the date hereof:

(i) Organization; Qualification.  Such Sponsor has been duly formed and is validly existing and in good standing as a corporation under the Laws of its jurisdiction of formation with all requisite corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement.

(ii) Authority and Power.  Such Sponsor (A) has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder, and (B) has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

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Only Specified Credit Support until replaced by the Operating Company pursuant to the Contribution Agreement dated as of June 29, 2016, by and among SunPower AssetCo, LLC, the Operating Company and SunPower.

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(iii) Valid and Binding Obligation.  This Amendment has been duly and validly executed and delivered by such Sponsor and, assuming this Amendment has been duly and validly authorized, executed and delivered by all other Persons party hereto, constitutes a legal, valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(iv) No Conflicts.  The execution, delivery and performance of this Amendment by such Sponsor will not (a) conflict with or violate any provision of its certificate of incorporation or bylaws, (b) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration under any material any material indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement to which such Sponsor is a party, or (c) contravene, in any material respect, any material Law.

(v) Consents and Approvals.  The execution, delivery and performance of this Amendment by such Sponsor does not requires any material consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, of or to (as applicable) any Governmental Entity or other Person, except as has already been obtained, made or waived.

(b) Representations and Warranties of the Operating Company, the YieldCo General Partner, Holdings and the Partnership.  Each of the Operating Company, the YieldCo General Partner, Holdings and the Partnership hereby represents and warrants to the Sponsors, as follows as of the Execution Date:

(i) Organization; Qualification.  Such Person has been duly formed and is validly existing and in good standing as a limited liability company or partnership, as applicable, under the Laws of its jurisdiction of formation with all requisite limited liability company or partnership, as applicable, corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Amendment.

(ii) Authority and Power.  Such Person (A) has all requisite limited liability company or partnership, as applicable, power and authority to execute and deliver this Amendment and to perform its obligations hereunder, and (B) has taken all necessary limited liability company or partnership, as applicable, action to authorize the execution, delivery and performance of this Amendment.

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(iii) Valid and Binding Obligation.  This Amendment has been duly and validly executed and delivered by such Person and, assuming this Amendment has been duly and validly authorized, executed and delivered by the Sponsors party hereto, constitutes a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(iv) No Conflicts.  The execution, delivery and performance of this Amendment by such Person will not (a) conflict with or violate any provision of its certificate of incorporation or bylaws, (b) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration under any material any material indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement to which such Person is a party, or (c) contravene, in any material respect, any material Law.

(v) Consents and Approvals.  The execution, delivery and performance of this Amendment by such Person does not requires any material consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, of or to (as applicable) any Governmental Entity or other Person, except as has already been obtained, made or waived.

Section 1.04 Continuity.  Except as expressly modified hereby, the terms and provisions of the Agreement and all instruments, agreements or other documents executed and delivered in connection therewith shall continue in full force and effect.   Whenever the “Agreement” is referenced in the Agreement or any of the instruments, agreements or other documents executed and delivered in connection therewith, such references shall be deemed to mean the Agreement as modified hereby.

Section 1.05 Parties in Interest.  This Amendment is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.  This Amendment is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Amendment.

Section 1.06 Severability.  Whenever possible each provision and term of this Amendment will be interpreted in a manner to be effective and valid.  If any term or provision of this Amendment or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  If

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any term or provision of this Amendment is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Amendment.  Upon determination that any other term or provision of this Amendment is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.

Section 1.07 Facsimile; Counterparts.  Any Party may deliver executed signature pages to this Amendment by facsimile transmission to the other Parties, which facsimile copy shall be deemed to be an original executed signature page.   This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

Section 1.08 GOVERNING LAW.  THIS AMENDMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first above written and delivered in their names by their respective duly authorized officers or representatives.

8point3 Energy Partners LP

By: 8point3 General Partner, LLC, its general partner

By:
Name:
Title:

8point3 General Partner, LLC

By:
Name:
Title:

8point3 Operating Company, LLC

By: 8point3 Energy Partners LP, its managing member

By: 8point3 General Partner, LLC, its general partner

By:
Name:
Title:

[Amendment to Amended and Restated Omnibus Agreement]

8point3 Holding Company, LLC

By: First Solar 8point3 Holdings, LLC, its member

By:
Name:
Title:

By: SunPower YC Holdings, LLC, its member

By:
Name:
Title:

First Solar, Inc.

By:
Name:
Title:

SunPower Corporation

By:
Name:
Title:

[Amendment to Amended and Restated Omnibus Agreement]

EXHIBIT B

Form of Pledge Supplement

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated _________, 2016, is delivered by SunPower Commercial III Class B, LLC, a Delaware limited liability company, ( a “Grantor”) pursuant to the Pledge and Security Agreement, dated as of June 24, 2015 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among 8point3 Operating Company, LLC, the other Grantors named therein, and Credit Agricole Corporate and Investment Bank as the Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

The Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of the Grantor’s right, title and interest in, to and under all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which the Grantor now has or hereafter acquires an interest and wherever the same may be located. The Grantor represents and warrants that, with respect to the Grantor, the attached Supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

THIS PLEDGE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

[Signature Page Follows]

IN WITNESS WHEREOF, the Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of _________, 2016.

SUNPOWER COMMERCIAL III CLASS B, LLC

By:
Name:
Title:

[Pledge Supplement]